Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

	Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER 2005 RESULTS

WESTBOROUGH, MA, June 21, 2005 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the first quarter of 2005, ended March 31, 2005. Highlights of the quarter include:

•	Net sales increased $6.2 million, or 4.2%, to $153.0 million, from $146.8 million for the first quarter of 2004.

•	Net cash provided by operating activities increased $5.0 million, or 39.1%, to $17.8 million, from $12.8 million in the first quarter of 2004. Cash on hand at March 31, 2005 was $39.8 million, a $15.8 million increase from $24.0 million at December 31, 2004.

•	Adjusted EBITDA (as defined below) was $42.5 million, equal to the $42.5 million in Adjusted EBITDA for the first quarter of 2004. Adjusted EBITDA for the first quarter of 2005 reflects $1.3 million of additional overhead costs associated with Xerium Technologies’ transition to a public company, which were not incurred in the first quarter of 2004.

•	Operating income was $26.0 million, compared to $29.6 million in the first quarter of 2004. Operating income for the first quarter of 2005 reflects the same $1.3 million of costs associated with becoming a public company as well as $4.0 million of incremental restructuring costs related to cost reduction programs as compared to the first quarter of 2004.

•	Xerium Technologies’ cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, have been proceeding on schedule. These cost reduction efforts eliminated approximately $2.0 million in cash costs that would have otherwise been incurred in the first quarter of 2005 as compared to the Company’s cost structure in the first quarter of 2004.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “During the first quarter this year, our company continued its strong performance despite continued marketplace challenges. Net sales increased 4.2%, and we are especially pleased with the strong operating cash flow the business generated. The results in our clothing segment, where net sales increased by 9.3% and Segment Earnings increased by 14.2% compared to the first quarter of 2004, were particularly satisfying given the investments in technology and restructuring that we have made in this segment over the last several years. We believe that we continue to gain market share in the clothing segment.”

He continued, “In the roll covers segment, consistent with our general expectations, net sales decreased by 4.2% and Segment Earnings fell 12.9% from first quarter 2004 levels. We believe that our global market share in the roll covers segment has remained stable as the market has contracted due to mill closures and paper machine shutdowns. These mill closures and machine shutdowns started to significantly impact our business in the second half of 2004 and this impact has been amplified by the fact that the machines that have been taken out of service utilized some of our more profitable roll cover products. We believe that planned new product introductions, starting in July of this year, and the restructuring actions that we have taken in the rolls covers segment, will drive results in the second half of the year.”

He added, “Cash generation is one of the principal strengths of our business and we were pleased with our working capital performance and cash flow generation in the first quarter of this year. As has been the case in the past, we expect that Xerium will continue to deliver strong cash flows to provide investment in the business, improve our capital structure and support the Company’s stated initial dividend policy.”

Mr. Gutierrez continued, “It is clear that on a global basis, the paper industry recovery that many have expected has not yet occurred. We believe that the market for our products is still reflecting the impact of the numerous mill closures that have occurred and the significant number of paper machines that have been taken out of service over the last several years. It also appears that the early effects of the labor unrest at paper mills in Finland resulted in lower paper production operating rates and impacted sales for Xerium Technologies in that region during the first quarter of 2005. Putting aside the labor issues in Finland, we believe that the market for our products, on a global basis, has stabilized.

“Looking ahead,” he added, “we continue to be a technical leader in the market with a demonstrated ability to identify and deliver cost, efficiency and quality improvement programs that our customers value highly as they strive to improve their profitability. Our success in building these strong customer relationships has enabled us to improve our position even in difficult market conditions, and we expect this to continue going forward. In addition, we have continued to improve our cost structure and have several restructuring programs under way that we expect will generate significant benefits in the coming quarters.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	Net income was $8.3 million in the first quarter of 2005, compared to $8.4 million in the first quarter of 2004. The first quarter of 2005 reflects incremental public company related costs of $1.3 million and incremental restructuring costs of $4.0 million that were not incurred in the first quarter of 2004.

•	Net income per share was $0.27 for the first quarter of 2005, compared to $0.27 for first quarter of 2004. Net income per share for the first quarter of 2005 and the first quarter of 2004 is calculated in accordance with GAAP, based upon a weighted average number of shares of approximately 31.0 million. The Company’s outstanding shares increased to approximately 43.7 million following the Company’s initial public offering in May 2005.

•	The impact of currency translation on net sales in the first quarter of 2005 was an increase of $5.7 million; the impact of currency translation on Adjusted EBITDA was an increase of $0.8 million in the first quarter of 2005. This increase in Adjusted EBITDA was largely offset by transactional losses, driven by the same currency movements, relating to sales denominated in U.S. dollars by non-U.S. operations.

•	The significant improvement in net cash provided by operating activities compared to the first quarter of 2004 primarily reflects improved performance on working capital items.

•	Capital expenditures for the first quarter of 2005 were $6.8 million, compared to $9.7 million for the first quarter of 2004, reflecting primarily the timing of certain larger capital projects in 2005, which are expected to occur later in the year instead of during the first quarter.

SEGMENT DISCUSSION

The following table presents net sales for the first quarter of 2005 and the first quarter of 2004 by segment and the effect of changes in currency translation rates:

(dollars in millions)

	Net Sales Three Months Ended March 31,		Increase (decrease) in net sales from the first quarter of 2004 to the first quarter of 2005	Increase in first quarter 2005 net sales due to currency translation*	Percent increase (decrease) in net sales from first quarter of 2004 to the first quarter of 2005
	2005	2004			Total	Excluding effect of currency translation
Clothing	$100.2	$91.7	$8.5	$4.0	9.3%	4.9%
Roll Covers	52.8	55.1	(2.3)	1.7	(4.2)%	(7.3)%
Total	$153.0	$146.8	$6.2	$5.7	4.2%	0.3%

*	Increase in first quarter 2005 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales from the first quarter of 2005 calculated by applying the applicable average foreign currency exchange rate for the first quarter of 2004 to net sales for the first quarter of 2005 denominated in currencies other than the U.S. dollar from (ii) net sales from the first quarter of 2005.

Paper Machine Clothing

Net sales in the clothing segment were $100.2 million for the first quarter of 2005, an increase of 9.3% compared to net sales of $91.7 million for the first quarter of 2004. Segment Earnings (as defined below in the attachments to this press release) for the clothing segment improved 14.2% to $29.8 million in the first quarter of 2005 from $26.1 million in the same period last year.

Roll Covers

Net sales in the roll covers segment were $52.8 million for the first quarter of 2005, a decrease of 4.2% versus net sales of $55.1 million for the first quarter of 2004. Segment Earnings for the rolls cover segment were $16.2 million for the first quarter of 2005, a 12.9% decrease from $18.6 million for the first quarter of 2004.

SUBSEQUENT EVENT

On May 19, 2005 the Company completed its initial public offering. Xerium Technologies was formerly an indirect, wholly owned-subsidiary of Xerium S.A., and after a reorganization undertaken prior to the offering, Xerium Technologies directly or indirectly holds all of the operating subsidiaries and related holding companies of the prior Xerium S.A. group excluding the former parent, Xerium S.A., and its two immediate holding company subsidiaries, Xerium 2 S.A. and Xerium 3 S.A. In connection with the offering, the Company effected a 31,013,482-for-1 stock split. All share and per share amounts related to common stock included in the accompanying consolidated financial statements have been restated to reflect the stock split.

After Xerium Technologies’ issuance of 13,399,233 shares of common stock at $12.00 per share in the offering and other related transactions, there were approximately 43.7 million shares of common stock of Xerium Technologies outstanding.

In connection with the initial public offering, Xerium Technologies also entered into a new $750 million credit facility agreement, of which $650 million was borrowed in connection with the offering. Xerium Technologies repaid approximately $753 million of indebtedness under its previously existing debt facilities in connection with the offering.

CONFERENCE CALL

The Company plans to hold a conference call with the investment community to discuss these results on Wednesday, June 22, 2005, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com), following the links to investor relations and webcasts. To access the conference call, please dial 1-800-265-0241, using passcode 38547749. Internationally, the call may be accessed by dialing 1-617-847-8704, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles; they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the attachments to this press release. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates”, “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) currency fluctuations; (iii) competitive factors, including but not limited to pricing pressures and new product introductions; (iv) the relative and varying rates of product price and component cost changes and the volume and mixture of product and services revenues; (v) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vi) we are not required to make dividend payments on our common stock at any particular level or at all; (vii) limitations imposed by our new credit facility on the amount of dividends we are permitted to pay; (viii) our high degree of leverage and significant debt obligations may cause us to have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations and paying dividends; (ix) war or acts of terrorism in any country in which we conduct business; (x) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xi) those other risks described under the heading “Risk Factors” in the prospectus dated May 16, 2005 related to the Company’s initial public offering of common stock and filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

Xerium Technologies, Inc.

Consolidated Statements of Income – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net sales	$153,034	$146,802
Costs and expenses:
Cost of products sold	81,686	74,890
Selling	18,861	18,337
General and administrative	18,980	20,693
Restructuring	5,176	1,082
Research and development	2,327	2,185

	127,030	117,187

Income from operations	26,004	29,615
Interest expense	(15,611)	(16,600)
Interest income	151	103
Foreign exchange gain	3,378	1,700

Income before provision for income taxes	13,922	14,818
Provision for income taxes	5,655	6,426

Net income	$8,267	$8,392

Net income per share:
Basic	$.27	$.27

Diluted	$.27	$.27

Shares used in computing net income per share:
Basic	31,013,482	31,013,482

Diluted	31,013,482	31,013,482

Xerium Technologies, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$39,771	$24,002
Accounts receivable (net of allowance for doubtful accounts of $1,721 at March 31, 2005 and $2,034 at December 31, 2004)	112,074	113,283
Inventories	108,755	110,931
Prepaid expenses	7,925	4,131
Other current assets	6,106	9,717

Total current assets	274,631	262,064
Property and equipment, net	378,997	393,621
Goodwill	311,984	320,297
Intangible assets and deferred financing costs, net	29,344	30,804
Other assets	15,219	11,166

Total assets	$1,010,175	$1,017,952

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$15,589	$11,014
Accounts payable	35,563	39,217
Accrued expenses	77,773	72,720
Current maturities of long-term debt	43,675	45,703

Total current liabilities	172,600	168,654
Long-term debt, net of current maturities	752,825	771,132
Deferred taxes	44,439	42,050
Pension, other postretirement and postemployment obligations	90,567	90,601
Other liabilities	612	611
Commitments and contingencies	—	—
Stockholders’ deficit
Common stock, $.01 par value, 150,000,000 shares authorized; 31,013,482 shares outstanding as of March 31, 2005 and December 31, 2004	310	310
Paid-in capital	7,270	6,687
Accumulated deficit	(38,763)	(47,030)
Accumulated other comprehensive loss	(19,685)	(15,063)

Total stockholders’ deficit	(50,868)	(55,096)

Total liabilities and stockholders’ deficit	$1,010,175	$1,017,952

Xerium Technologies, Inc.

Consolidated Statements of Cash Flows - (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Operating activities
Net income	$8,267	$8,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,713	11,091
Amortization of intangibles	1,043	1,043
Deferred financing cost amortization	246	245
Unrealized foreign exchange gain on revaluation of debt	(3,771)	(1,998)
Deferred taxes	999	3,608
Deferred interest	528	455
Change in assets and liabilities net of effect of acquired businesses which provided (used) cash:
Accounts receivable	(1,403)	(3,665)
Inventories	(527)	(3,193)
Prepaid expenses	(3,941)	(4,714)
Other current assets	5	200
Accounts payable and accrued expenses	3,835	725
Deferred and other long term liabilities	1,787	674
Other	10	(53)

Net cash provided by operating activities	17,791	12,810
Investing activities
Capital expenditures, gross	(6,825)	(9,661)
Proceeds from disposals of property and equipment	4,900	352
Other	(8)	(9)

Net cash used in investing activities	(1,933)	(9,318)
Financing activities
Net increase in borrowings (maturities of 90 days or less)	5,035	3,766
Principal payments on debt	(2,236)	(2,265)
Other	(2,428)	(1,940)

Net cash provided by (used in) financing activities	371	(439)
Effect of exchange rate changes on cash flows	(460)	(97)

Net increase in cash	15,769	2,956
Cash and cash equivalents at beginning of period	24,002	22,294

Cash and cash equivalents at end of period	$39,771	$25,250

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in the credit facility of Xerium Technologies and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or impairment expenses (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with this offering and the related debt financing, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$17,791	$12,810
Interest expense, net	15,460	16,497
Net change in operating assets and liabilities	234	10,026
Income tax provision	5,655	6,426
Deferred financing cost amortization	(246)	(245)
Deferred taxes	(999)	(3,608)
Deferred interest	(528)	(455)
Unrealized foreign exchange gain on indebtedness, net	3,771	1,998

EBITDA	41,138	43,449
Unrealized foreign exchange gain on indebtedness, net	(3,771)	(1,998)
Restructuring expenses	5,176	1,082

Adjusted EBITDA	$42,543	$42,533

Xerium Technologies, Inc.

Segment Earnings Definition

Xerium Technologies defines “Segment Earnings” as earnings before interest, taxes, depreciation and amortization before allocation of corporate charges, as adjusted to exclude items that are of an unusual nature and are not used in measuring segment performance or are not segment specific. Provided below is a reconciliation of Segment Earnings to income before provision of income taxes for the three months ended March 31, 2005 and 2004, respectively.

	Three Months Ended
	March 31, 2005	March 31, 2004
Segment Earnings (Loss):
Clothing	$29,804	$26,105
Roll Covers	16,225	18,599
Corporate	(3,486)	(2,171)
Net interest expense	(15,460)	(16,497)
Depreciation and amortization	(11,756)	(12,134)
Restructuring charges	(5,176)	(1,082)
Unrealized foreign exchange gain on revaluation of debt	3,771	1,998

Income before provision for income taxes	$13,922	$14,818